Exhibit 99

For Release July 21, 2010	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
SECOND QUARTER 2010 RESULTS
Woburn, MA — July 21, 2010 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2010.
Quarterly Highlights:
•	Cash received from customers increased by 24.0% to $23.1 million or $1.60 per diluted share with net cash from operations increasing by 25.6% to $17.9 million as compared to the same period last year

•	Revenues increased by 13.4% to $12.6 million as compared to the same period last year

•	Net income increased by 32.3% to $1.3 million or $0.09 per diluted share as compared to the same period last year

•	Leverage continues to be conservative at 1.0 times total liabilities to stockholders’ equity

•	Originations increased by 6.8% to $20.9 million as compared to the same period last year
Second Quarter Results:
Net income for the quarter ended June 30, 2010 was $1.3 million or $0.09 per diluted share based upon 14,452,575 shares, compared to net income of $1.0 million, or $0.07 per diluted share based upon 14,239,391 shares for the same period last year.
Revenue for the second quarter increased 13.4% to $12.6 million compared to $11.1 million for the same period in 2009 driven by growth in lease revenues during the quarter which were slightly offset by expected declines in rental and service contracts income. Revenue from leases was $8.5 million, up $1.4 million from the same period last year and rental income was $1.9 million, down $0.2 million as compared to the second quarter ended June 30, 2009. Other revenue components contributed $2.2 million for the current quarter, up $0.3 million from the same period last year.
Total operating expenses for the current quarter increased 10.2% to $10.5 million from $9.5 million in the second quarter of 2009. Selling, general and administrative expenses increased $0.1 million to $3.6 million from $3.5 million as compared to the second quarter of last year primarily due to increases in compensation related expenses as a result of an increase in employee headcount. Headcount at June 30, 2010 was 113 as compared to 106 for the same period last year. The second quarter 2010 provision for credit losses increased to $5.6 million from $5.0 million for the same period in 2009 due to an increase in receivables due in installments and higher charge-off levels. During the second quarter net charge-offs increased to $5.9 million from $4.2 million as compared to the same period in 2009. Depreciation and amortization expense increased to $0.5 million for the quarter, due to an increase in the number of rental contracts currently being depreciated.
Cash balances at June 30, 2010 were $2.4 million. Cash received from customers in the second quarter increased 24.0% to $23.1 million compared to $18.6 million during the same period in 2009. New lease originations in the quarter increased by 6.8% to $20.9 million as compared to the same period last year.
Richard Latour, President and Chief Executive Officer said, “The economy continues to present many challenges for companies trying to grow their businesses. We believe that our business model can help us, our vendors and brokers continue to weather these difficult times. Given our conservative leverage ratio, strong cash flow, and availability under our revolving line of credit, we are well positioned to continue to execute on our overall strategic plan. We were pleased to see that our net charge-offs and delinquency levels decreased by 15% and 5%, respectively, as compared to the first quarter of 2010. As we move into the second half of our fiscal year, we will continue to maintain our operational discipline and focus on opportunities for continued growth.”
Year to Date Results:
For the six months ended June 30, 2010, net income increased by 17.6% to $1.9 million versus net income of $1.6 million for the same period last year. Net income per diluted share year to date was $0.13 based on 14,432,535 shares versus $0.11 based on 14,214,308 for the same period in 2009.
Year to date revenues for the six months ended June 30, 2010 increased 13.4% to $24.9 million compared to $22.0 million during the same period in 2009. Revenue from leases was $16.6 million, up $2.7 million from the same period last year and rental income was $3.9 million, down $0.5 million from June 30, 2009. Other revenue components contributed $4.4 million year to date, up $0.6 million from the same period last year. New contract originations year to date were $39.1 million versus $36.7 million through the same period last year.
Total operating expenses for the six months ended June 30, 2010 increased 12.9% to $21.9 million versus $19.4 million for the same period last year. Selling, general and administrative expenses decreased by 3.6% or $0.3 million to $6.8 million primarily due to reductions in marketing, legal, and collection related expenses. The provision for credit losses increased to $12.5 million for the six months ended June 30, 2010, as compared to $10.4 million for the same period last year. Year to date net charge-offs increased to $12.9 million as compared to $8.7 million for the same period last year. Interest expense increased to $1.7 million as a result of increased borrowings under our revolving line of credit. Year to date cash from customers increased by 24.9% or $9.0 million to $44.9 million as compared to $36.0 million for the same period last year.

	June 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$1,510	$391
Restricted cash	858	834
Net investment in leases:
Receivables due in installments	184,584	175,615
Estimated residual value	20,464	19,014
Initial direct costs	1,521	1,509
Less:
Advance lease payments and deposits	(3,075)	(2,411)
Unearned income	(58,008)	(55,821)
Allowance for credit losses	(13,431)	(13,856)

Net investment in leases	132,055	124,050
Investment in service contracts, net	—	—
Investment in rental contracts, net	408	379
Property and equipment, net	534	699
Other assets	633	744

Total assets	$135,998	$127,097

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2010	2009

Revolving line of credit	$59,016	$51,906
Capital lease obligation	60	93
Accounts payable	2,169	2,011
Dividends payable	2	—
Other liabilities	2,019	1,250
Income taxes payable	135	209
Deferred income taxes	5,156	4,863

Total liabilities	68,557	60,332

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2010 and December 31, 2009	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,230,670 and 14,174,326 shares issued at June 30, 2010 and December 31, 2009, respectively	142	142
Additional paid-in capital	46,428	46,197
Retained earnings	20,871	20,426

Total stockholders’ equity	67,441	66,765

Total liabilities and stockholders’ equity	$135,998	$127,097

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Income on financing leases	$8,509	$7,098	$16,631	$13,887
Rental income	1,920	2,138	3,878	4,347
Income on service contracts	132	175	273	364
Loss and damage waiver fees	1,119	1,018	2,223	2,004
Service fees and other	940	699	1,933	1,370
Interest income	1	1	1	14

Total revenues	12,621	11,129	24,939	21,986

Expenses:
Selling, general and administrative	3,581	3,492	6,811	7,064
Provision for credit losses	5,562	4,993	12,493	10,446
Depreciation and amortization	474	383	902	718
Interest	885	661	1,696	1,177

Total expenses	10,502	9,529	21,902	19,405

Income before provision for income taxes	2,119	1,600	3,037	2,581
Provision for income taxes	818	616	1,171	994

Net income	$1,301	$984	$1,866	$1,587

Net income per common share:
Basic	$0.09	$0.07	$0.13	$0.11

Diluted	$0.09	$0.07	$0.13	$0.11

Weighted-average shares:
Basic	14,230,670	14,141,192	14,220,529	14,122,259

Diluted	14,452,575	14,239,391	14,432,535	14,214,308

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.